                                             Filed Pursuant to Rule 424(b)(3)
                                             Registration No: 333-104418



                        FIRST SUPPLEMENT TO PROSPECTUS
                              DATED APRIL 18, 2003

                                ISECURETRAC CORP.

                     UP TO 17,514,966 SHARES OF COMMON STOCK

         Attached hereto and hereby made part of the prospectus is the company's Report on Form 8-K as filed with the U.S. Securities and Exchange Commission on August 18, 2003. Prospective investors in our common stock should carefully read this document and the attachments thereto prior to making any investment decision.

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         You should only rely on the information provided in the prospectus, this prospectus supplement or any additional supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in the prospectus or this prospectus supplement or any additional supplement is accurate as of any date other than the date on the front of those documents.

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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

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            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 18, 2003

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported), August 12, 2003

                                ISecureTrac Corp.

               (Exact name of registrant as specified in charter)

            Delaware                   0-26455                  87-0347787
 (State or other jurisdiction        (Commission               (IRS Employer
       of incorporation)             File Number)            Identification No.)

5022 South 114th Street, Omaha, Nebraska                          68137
(Address of principal executive offices)                        (Zip Code)

        Registrant's telephone number, including area code (402) 537-0022

                                 Not Applicable

          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

iSecureTrac has entered into a share exchange agreement with Tracking Systems Corporation, Harrisburg, Pennsylvania (TSC), a privately held provider of criminal offender monitoring equipment and services. Under the terms of the agreement, iSecureTrac will pay $2.3 million in stock to the shareholders of TSC and assume $4.2 million of TSC debt. Upon approval of the transaction by the shareholders of TSC, TSC will become a wholly owned subsidiary of iSecureTrac Corp. Additional information concerning this transaction is contained in the exhibits to this report.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        Exhibit
          No.                        Description

         10.1 Share Exchange Agreement with Tracking Systems Corporation, dated August 12, 2003

         10.2 Agreement with Controlling Shareholders of Tracking Systems Corporation, dated August 12, 2003


         10.3 Plan of Exchange with Tracking Systems Corporation, dated August 12, 2003

         99.1     Press Release

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    ISECURETRAC CORP.

Date: August 18, 2003                               By: /s/ James E. Stark
                                                        ------------------
                                                        President

                                  EXHIBIT INDEX

        Exhibit
          No.                        Description

         10.1 Share Exchange Agreement with Tracking Systems Corporation, dated August 12, 2003

         10.2 Agreement with Controlling Shareholders of Tracking Systems Corporation, dated August 12, 2003

         10.3 Plan of Exchange with Tracking Systems Corporation, dated August 12, 2003

         99.1     Press Release

EXHIBIT 10.1



                            SHARE EXCHANGE AGREEMENT

      THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is made as of August 12, 2003, by and between iSecureTrac Corp., a Delaware corporation (the "Buyer"), and Tracking Systems Corporation, a Pennsylvania corporation (the "Company"). WHEREAS, Buyer desires to acquire, all of the issued and outstanding shares (the "Shares") of capital stock of the Company for the consideration and on the terms set forth in this Agreement.

      NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

                             SECTION 1. DEFINITIONS

      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

      "AFFILIATE"--shall have the meaning set forth in Rule 12b-2 of the Rules and Regulations under the Exchange Act. "AGREEMENT WITH CONTROLLING

      SHAREHOLDERS"--as defined in Section 2.4(c). "APPLICABLE CONTRACT"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

      "ARTICLES OF EXCHANGE"--as defined in Section 2.2(b). "BALANCE SHEET"--as defined in Section 3.4.

      "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

      "BUSINESS DAY"--any day other than a Saturday, a Sunday or a day on which commercial banks in the city specified by the parties (or, if a city is not specified, Omaha, Nebraska) are required or authorized to be closed. "BUYER"--as defined in the preamble of this Agreement.

      "BUYER SHARES"--as defined in Section 2.1.

      "CLOSING"--as defined in Section 2.3.

      "CLOSING DATE"--the date and time as of which the Closing actually takes place.

      "COMPANY"--as defined in the preamble of this Agreement.

      "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

      "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including: (a) the exchange of the Shares by Shareholders to Buyer;

      (b) the execution, delivery, and performance of the Employment Agreements, the Agreement with Controlling Shareholders (and all agreements ancillary thereto), the Plan of Exchange and the Articles of Exchange;

      (c) the performance by Buyer and Company of their respective covenants and obligations under this Agreement; and

      (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

      "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

      "CONTROLLING SHAREHOLDERS"--collectively, John A. Sciortino, Donna M. Reynolds Sciortino, Louis C. Fiocchi and Francis A. Cerchiaro.

      "DISCLOSURE LETTER"--the disclosure letter delivered by Company to Buyer concurrently with the execution and delivery of this Agreement.

      "EMPLOYMENT AGREEMENTS"--as defined in Section 2.4(a) (iii).

      "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

      "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

      "EXCHANGE ACT"--the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant thereto.

      "FACILITIES"--any real property, leaseholds, or other interests currently operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently operated by the Company.

      "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

      "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "GOVERNMENTAL BODY"--any:

      (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

      (b) federal, state, local, municipal, foreign, or other government;

      (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

      (d) multi-national organization or body; or

      (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

      "INTELLECTUAL PROPERTY ASSETS" --as defined in Section 3.22.

      "INTERIM BALANCE SHEET"--as defined in Section 3.4.

      "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

      "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter after reasonable investigation. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

      "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "MATERIAL"-- shall have the meaning set forth in Rule 12b-2 of the Rules and Regulations under the Exchange Act.

      "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" -- any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the specified Person and its Subsidiaries, taken as a whole, or on the ability of any party to consummate timely the transactions contemplated hereby; provided, however, that any change in or effect on the person, directly or indirectly arising out of or attributable to any changes in economic conditions, including without limitation, declines the general economy or in any relevant securities market or segment thereof, shall not be included.

      "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

      (a) Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

      (b) Such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

      (c) Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

      "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

      "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      "PLAN"--as defined in Section 3.13.

      "PLAN OF EXCHANGE"--as defined in Section 2.2(a).

      "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "RELATED PERSON"--with respect to a particular individual:

      (a) Each other member of such individual's Family;

      (b) Any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

      (c) Any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

      (d) Any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

      With respect to a specified Person other than an individual:

      (a) Any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

      (b) Any Person that holds a Material Interest in such specified Person;

      (c) Each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

      (d) Any Person in which such specified Person holds a Material Interest;

      (e) Any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

      (f) Any Related Person of any individual described in clause (b) or (c). For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

      "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      "REQUISITE SHAREHOLDER APPROVAL"--as defined in Section 7.3(b)

      "SECURITIES ACT"--the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to thereto.

      "SHAREHOLDERS"-- the Persons set forth at Schedule "A" hereto, collectively. A

      "SHAREHOLDER" means any of the Shareholders individually.

      "SHARES"--as defined in the recitals of this Agreement. A "Share" means a share of capital stock of the Company issued and outstanding.

      "SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

      "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

               SECTION 2. ISSUANCE AND EXCHANGE OF SHARES; CLOSING

2.1   ISSUANCE

      Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall issue and deliver to each of the Shareholders the number of authorized and newly issued shares of Buyer's common stock (the "Buyer's Shares") in the denomination set forth opposite each Shareholder's name on Schedule "A" hereto, in exchange for all of the Shares held by such Shareholder. The number of Buyer's shares is subject to adjustment as provided in the Plan of Exchange.

2.2   PLAN OF EXCHANGE; ARTICLES OF EXCHANGE

            (a) The parties hereby adopt as of the date of this Agreement a plan of exchange, a copy of which is attached hereto as Exhibit "2.2(a)" (the "Plan of Exchange").

            (b) At the Closing, the parties shall cause the execution and delivery of articles of exchange, a copy of which is attached hereto as Exhibit "2.2(b)" (the "Articles of Exchange"). The Articles of Exchange shall be filed with the Department of State of the Commonwealth of Pennsylvania on the Closing Date in accordance with Section 1931(e) of the Pennsylvania Business Corporation Law (15 Pa.C.S. ss. 1931(e)).

2.3   CLOSING

      The issuance and exchange (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 10330 Regency Parkway Drive, Suite 100, Omaha, Nebraska 68114, at 10:00 a.m. (local time) August 28, 2003 or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4   CLOSING OBLIGATIONS

      At the Closing:

            (a) The Company will deliver to Buyer:

                  (i) All duly executed instruments required under the Plan of Exchange;

                  (ii) An employment agreement executed by John A. Sciortino and a consulting agreement with Donna M. Reynolds Sciortino in such form as may be mutually satisfactory to the respective parties thereto (collectively, "Employment Agreements"); and

                  (iii) A certificate executed by a duly authorized officer of the Company representing and warranting to Buyer that each of Company's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by the Company to Buyer prior to the Closing Date in accordance with Section 5.5); and

            (b) Buyer will deliver to the Company:

                  (i) A certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

                  (ii) The Employment Agreements, executed by Buyer.

            (c) Buyer and Controlling Shareholders will execute and deliver an agreement in the form of Exhibit "2.4(c)" (the "Agreement with Controlling Shareholders").

      (d) Buyer and certain named principal investors in the Company will execute and deliver a release and settlement agreement, including substitute debentures (the "General Release and Settlement Agreement").

            (e) Buyer will deliver to each of the Shareholders a certificate or certificates representing the number of Buyer's Shares to which such Shareholder is entitled under Section 2.1 hereof in the manner provided in the Plan of Exchange.

                   SECTION 3. REPRESENTATIONS AND WARRANTIES
                                   OF COMPANY

      The Company represents and warrants to Buyer as follows:

3.1   ORGANIZATION; GOOD STANDING; SUBSIDIARIES

      (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

      (b) The Company has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

      (c) The Company has no Subsidiaries or predecessors.

3.2   AUTHORITY; NO CONFLICT

      (a) This Agreement constitutes the legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms. Upon the execution and delivery by Company of the Plan of Exchange and the Articles of Exchange (collectively, the "Company's Closing Documents"), the Company's Closing Documents will constitute the legal, valid, and binding obligations of Company, enforceable against Company in accordance with their respective terms. Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Company's Closing Documents and to perform their obligations under this Agreement and the Company's Closing Documents.

      (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

            (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors of the Company;

            (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, may be subject;

            (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

            (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

            (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

            (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

            (vii) Result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

      (c) Except as set forth in Part 3.2 of the Disclosure Letter, the Company is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3   CAPITALIZATION

      The authorized equity securities of the Company consist of (a) 1,000,000 shares of common stock, par value $1.00 per share, (b) 100,000 shares of Class A Preferred Stock, par value $25.00 per share, (c) 285,000 shares of Class B Preferred Stock, par value $10.38 per share, and (d) 170,000 shares of Class C Preferred Stock, par value $8.40 per share. There are issued and outstanding (i) 234,232 shares of common stock, (ii) 29,480 shares of Class A Preferred Stock, (iii) 277,531 shares of Class B Preferred Stock, and (iv) 160,145 shares of Class C Preferred Stock, all of which constitute the Shares. To the Company's Knowledge, the Shareholders are the record and beneficial owners and holders of the Shares as set forth at Schedule "A" hereto. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as described in Part 3.3 of the Disclosure Letter, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. Except as described in Part 3.3 of the Disclosure Letter, none of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person (other than Company) or any direct or indirect equity or ownership interest in any other business.

3.4   FINANCIAL STATEMENTS

      Company has delivered to Buyer: (a) balance sheets of the Company as at December 31 in each of the years 2000 through 2001, and the related statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of McKonly & Asbury LLP, independent certified public accountants, (b) a balance sheet of the Company as at December 31, 2002 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of McKonly & Asbury LLP, independent certified public accountants, and (c) an unaudited balance sheet of the Company as at June 30, 2003 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the six (6) months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

3.5   BOOKS AND RECORDS

      The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.6   TITLE TO PROPERTIES; ENCUMBRANCES

      Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Company has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Company or the Company and relating to such property or interests. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or located on the premises of the Company's customers or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances, except as set forth in Part 3.6 of the Disclosure Letter.

3.7   CONDITION AND SUFFICIENCY OF ASSETS

      To the Knowledge of the Company the buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.8      ACCOUNTS RECEIVABLE

      All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales or lease transactions actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, to the Company's Knowledge, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred eighty (180) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.
      Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9   INVENTORY

            (a) All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or [market] [net realizable value] on a [last in, first out] [first in, first out] basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

3.10  NO UNDISCLOSED LIABILITIES

      Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11  TAXES

            (a) The Company has filed or caused to be filed (on a timely basis since December 31, 1996) all Tax Returns that are or were required to be filed by the Company pursuant to applicable Legal Requirements. Company has delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since December 31, 1996. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

            (b) The United States federal and state income Tax Returns of the Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are no longer subject to audit as determined by the applicable statute of limitations for all taxable years through December 31, 2002. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part
      3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company for all taxable years since December 31, 1996, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

            (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

            (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company is not, or within the five-year period preceding the Closing Date has been, an "S" corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to Buyer), neither the Company nor any target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer. Part 3.11 of the Disclosure Letter lists all such target affiliates.

3.12  NO MATERIAL ADVERSE CHANGE

Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13  EMPLOYEE BENEFITS

            (a) Except as set forth at Part 3.13(a) of the Disclosure Letter, the Company has no defined benefit and defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to any of the Company's employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee stock option or stock purchase plan, severance pay, termination, salary continuation or employee assistance plan, and each other employee benefit plan, program, or arrangement, including without limitation an "employee benefit plan" within the meaning of Section 3(3) of ERISA, that is maintained by the Company for the benefit of or relating to any of the Company's employees or former employees or their dependents, survivors, or beneficiaries, whether or not legally binding, and for which the Company could reasonably have any liabilities, all of which are hereinafter referred to as the "Company Benefit Plans."

            (b) Neither the Buyer nor the Company will incur any liability under any severance agreement, deferred compensation agreement, employment agreement, similar agreement, or Company Benefit Plan solely as a result of the consummation of the transactions contemplated by this Agreement.

            (c) The Company does not have any obligation to any former employee, or any current employee upon retirement, under any Company Benefit Plan or otherwise, other than those disclosed in Part 3.13(a) of the Disclosure Letter, and any Company Benefit Plan can be terminated as of or after the Closing Date without resulting in any liability to Buyer for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities.

3.14  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

            (a) Except as set forth in Part 3.14 of the Disclosure Letter:


                  (i) the Company is, and at all times since December 31, 1999 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996, as amended, and any other Legal Requirement regarding the privacy of medical records or health-related information;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) The Company has not received, at any time since December 31, 1999, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect.

            (c) The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets.

3.15  LEGAL PROCEEDINGS; ORDERS

            (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

                  (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                  (ii) That challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

            (b) To the Knowledge of Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in
      Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

            (c) Except as set forth in Part 3.15 of the Disclosure Letter:

                  (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

                  (ii) to the Knowledge of Company, no Shareholder is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

                  (iii) to the Knowledge of the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

            (d) Except as set forth in Part 3.15 of the Disclosure Letter:

                  (i) the Company is, and at all times since December 31, 1999 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                  (iii) The Company has not received, at any time since December 31, 1999, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

3.16  ABSENCE OF CERTAIN CHANGES AND EVENTS

      Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted their businesses only in the Ordinary Course of Business and there has not been any:

            (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

            (b) amendment to the Organizational Documents of the Company;

            (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

            (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

            (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

            (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $5,000;

            (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

            (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $5,000;

            (i) material change in the accounting methods used by the Company;
      or

            (j) agreement, whether oral or written, by the Company to do any of the foregoing.

3.17  CONTRACTS; NO DEFAULTS

            (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Company has delivered to Buyer true and complete copies, of:

                  (i) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Company of an amount or value in excess of $25,000;

                  (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Company in excess of $5,000;

                  (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

                  (iv) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (v) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;


                  (vi) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                  (vii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (viii) each power of attorney that is currently effective and outstanding;

                  (ix) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                  (x) each Applicable Contract for capital expenditures in excess of $5,000;

                  (xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                  (xii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

      Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the Company's office where details relating to the Contracts are located.

            (b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

                  (i) To the Knowledge of Company, no Shareholder (and no Related Person of any Shareholder) has or may acquire any rights under, and no Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                  (ii) to the Knowledge of the Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

            (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

            (d) Except as set forth in Part 3.17(d) of the Disclosure Letter:


                  (i) the Company is, and at all times since December 31, 1999 has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                  (ii) each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since December 31, 1999 has been, in full compliance with all applicable terms and requirements of such Contract;

                  (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and


                  (iv) The Company has not given to or received from any other Person, at any time since December 31, 1999, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

            (e) Except as described in Part 3.17(e) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of Company and the Company, no such Person has made written demand for such renegotiation.

            (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company has been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18  INSURANCE

            (a) Company has delivered to Buyer:


                  (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three (3) years preceding the date of this Agreement;

                  (ii) true and complete copies of all pending applications for policies of insurance; and

                  (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

            (b) Part 3.18(b) of the Disclosure Letter describes:

                  (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

                  (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

                  (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

            (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

                  (i) a summary of the loss experience under each policy;

                  (ii) a statement describing each claim under an insurance policy:

            (A) the name of the claimant;

            (B) a description of the policy by insurer, type of insurance, and period of coverage; and

            (C) the amount and a brief description of the claim; and

                  (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

            (d) Except as set forth on Part 3.18(d) of the Disclosure Letter:


                  (i) All policies to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company:

            (A) are valid, outstanding, and enforceable;

            (B) are issued by an insurer that is financially sound and reputable;

            (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company;

            (D) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound;

            (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

            (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.


                  (ii) The Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (iii) The Company has paid all premiums due, and has otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                  (iv) The Company has given notice to the insurer of all claims that may be insured thereby.

3.19  ENVIRONMENTAL MATTERS

      Except as set forth in Part 3.19 of the Disclosure Letter:

            (a) Hazardous Material. To the Company's Knowledge, the Company has not released any amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, oil and petroleum products, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material" or "toxic substance" or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"). No Hazardous Materials are present as a result of the actions or omissions of the Company, or, to the Company's Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

            (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Body in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

            (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's Knowledge, Threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

3.20  EMPLOYEES

            (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 1999; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company Benefit Plans.

            (b) Except as set forth in Part 3.20 (b) of the Disclosure Letter, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee or director. To Company's Knowledge, no officer, or other key employee of the Company intends to terminate his employment with the Company.

3.21  LABOR RELATIONS; COMPLIANCE

            The Company has not been nor is a party to any collective bargaining or other labor Contract.

3.22  INTELLECTUAL PROPERTY

            (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes:


                  (i) "Tracking Systems Corp.," all fictional business names, trading names, registered and unregistered trademarks, service marks, logotypes, commercial symbols and applications therefor (collectively, "Marks");

                  (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                  (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

                  (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

                  (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

            (b) Agreements--Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which the Company is the licensee. Except as set forth in
      Part 3.22(b) of the Disclosure Letter, there are no outstanding and, to Company's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

            (c) Know-How Necessary for the Business

                  (i) The Intellectual Property Assets are all those necessary for the operation of the Company's businesses as they are currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (ii) Except as set forth in Part 3.22(c) of the Disclosure Letter, all former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

            (d) Patents

            The Company does not own or license any Patents and does not have a patent application outstanding with the U.S. Patent and Trademark Office or the equivalent agency in any foreign country.

            (e) Trademarks


                  (i) Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks, owned by or licensed to the Company. The Company is either (1) the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims; or, (2) the holder of a transferable, non-exclusive, perpetual, royalty-free license to use the Marks.

                  (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.


                  (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Company's Knowledge, no such action is Threatened with the respect to any of the Marks.

                  (iv) To Company's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                  (v) No Mark is infringed or, to Company's Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                  (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

            (f) Copyrights

                  (i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                  (iii) No Copyright is infringed or, to Company's Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                  (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

            (g) Trade Secrets

                  (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  (ii) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                  (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Company's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23  CERTAIN PAYMENTS

      Since December 31, 2000, neither the Company nor any director, officer, agent, or employee of the Company, or to Company's Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24  DISCLOSURE

(a) No representation or warranty of Company in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.25  RELATIONSHIPS WITH RELATED PERSONS

            Except as set forth in Part 3.25 of the Disclosure Letter: to the Knowledge of the Company, no Shareholder or any Related Person of a Shareholder has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses. To the Knowledge of the Company, no Shareholder or any Related Person of a Shareholder is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest's therein, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, no Shareholder or any Related Person of a Shareholder is a party to any Contract with, or has any claim or right against, the Company.

3.26  BROKERS OR FINDERS

      Company and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

               SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Company as follows:

4.1   ORGANIZATION AND GOOD STANDING

      Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2   AUTHORITY; NO CONFLICT

            (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Agreement with Controlling Shareholders, the Escrow Agreement, the Plan of Exchange, the General Release and Settlement Agreement, and the Employment Agreements (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

            (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i) any provision of Buyer's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                  (iii) any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

4.3   CAPITALIZATION

      The authorized securities of the Buyer consist of 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. The Buyer currently has outstanding 40,935,192 shares of common stock, 8,685.78 shares of its Series A Convertible Preferred Stock and 300 shares of its Series B Convertible Preferred Stock. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.

4.4   INVESTMENT INTENT

      Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.5   CERTAIN PROCEEDINGS

      There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.6   BROKERS OR FINDERS

      Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Company harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

4.7   REPORTING REQUIREMENTS OF THE BUYER

      The Buyer is subject to the reporting and filing requirements of the Exchange Act including (1) the periodic reporting requirements and (2) the Proxy Rules set forth thereunder. The Buyer and its officers, directors, and beneficial owners are subject to the provisions of Section 16 of the Exchange Act relating to short-swing profit recapture, reports of beneficial ownership and short sale prohibitions and the Buyer and its officers, directors, and beneficial owners have timely complied in all respects with the filing requirements of the Exchange Act.

4.8   SEC DOCUMENTS

      Buyer has furnished or made available to the Company and each of the Shareholders a true and complete copy of each report, schedule, registration statement and proxy statement filed by Buyer with the SEC since December 31, 2002 (as such documents have since the time of their filing been amended, the "SEC Documents"), a list of which is attached as
      Schedule 4.8. Buyer has timely filed with the SEC all documents required to have been filed pursuant to the Securities Act and the Exchange Act. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.9   QUOTATION ON THE OTC BULLETIN BOARD

      The Buyer's Common Stock is quoted on the OTC Bulletin Board under the symbol "ISRE." The Buyer will take all necessary action to maintain its eligibility for such quotation on the OTC Bulletin Board. The Buyer will use its Best Efforts to cause not less than three (3) firms to make a market for the Buyer's Common Stock.

4.10  APPROVAL OF THE EXCHANGE BY THE BUYER'S STOCKHOLDERS

      The transactions contemplated by this Agreement do not require the approval of the Buyer's stockholders and the Buyer is not required to file a Schedule 14A or 14C with the SEC as a result of the transactions contemplated herein.

4.11  APPLICATION FOR STOCK REGISTRATION

            Within 30 days of Closing, Buyer shall make application with the SEC to register that number of shares of Buyer's common stock, par value $0.001 per share, which Buyer shall exchange for all issued and outstanding stock of the Company under the terms of the Plan of Exchange.

              SECTION 5. COVENANTS OF SELLERS PRIOR TO CLOSING DATE

5.1   ACCESS AND INVESTIGATION

      Between the date of this Agreement and the Closing Date, Company will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2   OPERATION OF THE BUSINESS OF THE COMPANY

      Between the date of this Agreement and the Closing Date, Company will:

            (a) conduct the business of the Company only in the Ordinary Course of Business;

            (b) use its Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

            (c) confer with Buyer concerning operational matters of a material nature; and

            (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

5.3   NEGATIVE COVENANT

      Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Company will not, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

5.4   REQUIRED APPROVALS

      As promptly as practicable after the date of this Agreement, Company will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Company will cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and take all actions necessary and expedient to obtain the Requisite Shareholder Approval of the Plan of Exchange and the transactions contemplated therein.

5.5   NOTIFICATION

      Between the date of this Agreement and the Closing Date, the Company will promptly notify Buyer in writing if the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Company's representations and warranties as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Company will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change.

5.6   PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

      Except as expressly provided in this Agreement, Company will use its Best Efforts to cause all indebtedness owed to the Company by any Shareholder or any Related Person of any Shareholder to be paid in full prior to Closing.

5.7   NO NEGOTIATION

      Until such time, if any, as this Agreement is terminated pursuant to
      Section 9, Company will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.8   BEST EFFORTS

      Between the date of this Agreement and the Closing Date, the Company will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

               SECTION 6. COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1   APPROVALS OF GOVERNMENTAL BODIES

      As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Company with respect to all filings that Company are required by Legal Requirements to make in connection with the Contemplated Transactions, and
      (ii) cooperate with Company in obtaining all consents identified in Part
      3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2   BID BONDS AND PERFORMANCE BONDS

            As promptly as practicable after the date of this Agreement, Buyer will arrange with each issuer of a bid bond or performance bond on behalf of the Company to substitute Buyer for any Controlling Shareholder guaranteeing the performance of the Company under such bond and to make such substitution effective at or as soon as practicable after the Closing. Buyer will indemnify any Controlling Shareholder for any and all liability, costs and expenses incurred by such Controlling Shareholder related to his or her guarantee on any of the Company's bid bond or performance bond from the Closing Date to the date Buyer has been substituted for the Controlling Shareholders on such bonds.

6.3   INSURANCE

            As soon as practical following the Closing Date, but in no event later than the date on which applicable insurance policies for the benefit of the Company lapse, Buyer shall cause the Company to be listed as an additional insured under its existing Directors and Officers, General Liability, Errors and Omissions, and Umbrella policies.

6.4   BEST EFFORTS

      Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

                       SECTION 7. CONDITIONS PRECEDENT TO
                           BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to acquire the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1   ACCURACY OF REPRESENTATIONS

            (a) All of Company's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

            (b) Each of Company's representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

7.2   SELLERS' PERFORMANCE

            (a) All of the covenants and obligations that Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

            (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

7.3   CONSENTS

            (a) Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

            (b) The Plan of Exchange and the transactions contemplated therein shall have received the Requisite Shareholder Approval and no more than five percent (5%) of the Shareholders shall have given notice of dissent under the provisions of the Pennsylvania Business Corporation Law. The term "Requisite Shareholder Approval" means the affirmative vote of the majority of each class of capital stock of the Company.

7.4   ADDITIONAL DOCUMENTS

      Each of the following documents must have been delivered to Buyer:

            (a) an opinion of Shumaker Williams, P.C., dated the Closing Date, in the form of Exhibit 7.4(a);

            (b) an estoppel certificate, agreement or letter evidencing the landlord's obligation to continue the existing lease of the Company's leasehold;

            (c) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
      Section 8.4(a), (ii) evidencing the accuracy of any of Company's representations and warranties, (iii) evidencing the satisfaction of any condition referred to in this Section 7, (iv) assigning to the Company, without additional consideration, all rights and claims respecting the Marks (including any trade names, trademarks, service marks, logotypes, or commercial symbols identified at Part 3.22 of the Disclosure Letter), or
      (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5   NO PROCEEDINGS

      Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6   NO CLAIM REGARDING STOCK OWNERSHIP

            There must not have been made or Threatened by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company.

7.7   NO PROHIBITION

      Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published by any Governmental Body.

7.8   COMPANY INDEBTEDNESS

            (a) All notes, loans and other obligations or encumbrances of any kind (including the payment of performance based fees) by and between the Company and Westburg Media Capital (or any of its Affiliates), or under which the Company's assets and properties may be bound, shall have been refinanced, waived, released or terminated, as the case may be, to the sole satisfaction of Buyer.

            (b) All debentures, notes, loans and similar obligations of the Company to any Shareholder shall have been refinanced, waived, released or terminated to the sole satisfaction of Buyer, including, without limitation, execution of the General Release and Settlement Agreement.

        SECTION 8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

      Company's obligation to sell the Shares and to take the other actions required to be taken by Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Company, in whole or in part):

8.1   ACCURACY OF REPRESENTATIONS

      All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2   BUYER'S PERFORMANCE

            (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

            (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.

8.3   CONSENTS

            (a) Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

            (b) The Plan of Exchange and the transactions contemplated therein shall have received the Requisite Shareholder Approval, subject to the satisfaction of the terms and conditions set forth therein.

8.4   ADDITIONAL DOCUMENTS

      Buyer must have caused the following documents to be delivered to Company:

            (a) an opinion of Erickson & Sederstrom, P.C., dated the Closing Date, in the form of Exhibit 8.4(a);

      (b) a reciprocal release of any and all claims related to the management and operation of the Company and associated stock transactions ("General Release") executed by Buyer and each exchanging shareholder of the Company including the following: Keystone Venture IV, L.P; Odyssey Capital Group, L.P. and Penn Janney Fund, Inc.;

      (c) a copy of the loan commitment made by Westburg Media Capital, L.P. to Buyer on July 17, 2003 by letter ("Commitment Letter") and executed by Buyer and the Waiver Letter from Westburg Media Capital, L.P. to the Company dated August 4, 2003; and,

            (d) such other documents as Company may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5   NO INJUNCTION

      There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Company to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

                             SECTION 9. TERMINATION

9.1   TERMINATION EVENTS

      This Agreement may, by notice given prior to or at the Closing, be terminated:

            (a) by either Buyer or Company if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

            (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Company, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Company to comply with their obligations under this Agreement) and Company has not waived such condition on or before the Closing Date;

            (c) by mutual consent of Buyer and Company; or

            (d) by either Buyer or Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 1, 2003, or such later date as the parties may agree upon.

9.2   EFFECT OF TERMINATION

            Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                         SECTION 10. GENERAL PROVISIONS

10.1  EXPENSES

      Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

10.2  PUBLIC ANNOUNCEMENTS

      Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines and after informing counsel to the Company thereof. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Company shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Company and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

10.3  CONFIDENTIALITY

      Between the date of this Agreement and the Closing Date, Buyer and Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of the Buyer or the Company any written, oral, or other information obtained in confidence in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

      If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Company waives any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

10.4  NOTICES

      All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (i.e. facsimile machine) (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

      If to the Company,
      Tracking Systems Corporation
      Attention:  John Sciortino
      2404 Park Drive
      Commerce Park
      Harrisburg, PA 17110
      Facsimile No.: (717) 545-2270

      With a copy to:
      Shumaker Williams, P.C.
      Attention: Anthony Foschi
      3425 Simpson Ferry Road
      Camp Hill, PA 17108-0088
      Facsimile No.: (717) 763-7419

      If to Buyer,
      iSecureTrac Corp.
      Attention: John Heida
      5022 So. 114th Street
      Omaha, NE 68137

      Facsimile No.: (402) 537-9847

      With a copy to:
      Erickson & Sederstrom, P.C.
      Attention: Virgil Johnson
      10330 Regency Parkway Drive

      Omaha, NE 68114
      Facsimile No.: (402) 390-7137

10.5  JURISDICTION; SERVICE OF PROCESS

      Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Nebraska, County of Douglas, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Nebraska, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.6  FURTHER ASSURANCES

      The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.7  WAIVER

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.8  ENTIRE AGREEMENT AND MODIFICATION

      This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Company dated April 21, 2003) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

10.9  DISCLOSURE LETTER

            (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

            (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

10.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

            Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

10.11 SEVERABILITY

      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.12 SECTION HEADINGS, CONSTRUCTION

      The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

10.13 TIME OF ESSENCE

      With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.14 GOVERNING LAW

      This Agreement will be governed by the laws of the State of Nebraska without regard to conflicts of laws principles.

10.15 COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

      ISECURETRAC CORP.                             TRACKING SYSTEMS CORPORATION

      By:  /s/  John M. Heida                       By:  /s/  John A. Sciortino
           ------------------                            ----------------------

EXHIBIT 10.2


                     AGREEMENT WITH CONTROLLING SHAREHOLDERS

THIS AGREEMENT WITH CONTROLLING SHAREHOLDERS (this "Agreement") dated as of August 12, 2003, among iSecureTrac Corp., a Delaware corporation ("Buyer"), and the undersigned shareholders (the "Controlling Shareholders") of Tracking Systems Corporation, a Pennsylvania corporation ("TSC"). Buyer and Controlling Shareholders are referred to collectively herein as the "Parties." WHEREAS, Buyer and TSC have entered into a Share Exchange Agreement, dated as of 12, 2003 (the "Exchange Agreement"). Certain terms used herein without definition are used herein as defined in the Exchange Agreement.

WHEREAS, Buyer and TSC make certain representations, warranties, and covenants in the Exchange Agreement which will survive the Closing for purposes of potential indemnification. Controlling Shareholders, however, will cease to have any direct ownership interest in TSC immediately after the Closing. Buyer and Controlling Shareholders therefore wish to provide for post-Closing indemnification against breaches of these representations, warranties, and covenants and to make certain other covenants among themselves.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, Buyer and Controlling Shareholders agree as follows. 1. Definitions.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

"Annex" has the meaning set forth in ss.2 below.

"Buyer" has the meaning set forth in the preface above.

"Confidential Information" means any information concerning the businesses and affairs of TSC that is not already generally available to the public. "Controlling Shareholders" has the meaning set forth in the preface above.

"Escrow Agreement" has the meaning set forth in ss.4.6 below.

"Exchange Agreement" has the meaning set forth in the preface above.

"Indemnified Party" has the meaning set forth in ss.4.4.1 below.

"Indemnifying Party" has the meaning set forth in ss.4.4.1 below.

"Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Party" has the meaning set forth in the preface above.

"Requisite Controlling Shareholders" means Controlling Shareholders holding a majority in interest of the total number of Shares that all of Controlling Shareholders hold in the aggregate as set forth in the Annex.

"TSC" has the meaning set forth in the preface above.

"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Third Party Claim" has the meaning set forth in ss.4.4.1 below.

2. Controlling Shareholders' Representations and Warranties. Each of Controlling Shareholders represents and warrants to Buyer that the statements contained in this ss.2 are materially correct and complete as of the date of this Agreement and will be materially correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.2) with respect to such Controlling Shareholder, except as set forth in the Annex attached hereto (the "Annex").


(including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform his, her, or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Controlling Shareholder, enforceable in accordance with its terms and conditions.

(b) Noncontravention. Except as previously disclosed in the Disclosure Letter, to the knowledge of each Controlling Shareholder, neither the execution and the delivery of this Agreement by Controlling Shareholder, nor the performance by Controlling Shareholder of his, her, or its obligations hereunder, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, stipulation, ruling, charge, or other restriction of any government, governmental agency, or court to which Controlling Shareholder is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Controlling Shareholder is a party or by which he or it is bound or to which any of his or its assets is subject.

(c) TSC Shares. Controlling Shareholder holds of record the number of Shares set forth next to his or her name on the Annex.

3. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

      3.1. General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of the Exchange Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.4 below). Controlling Shareholders acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to TSC .

      3.2. Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under the Exchange Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving TSC, each of the other Parties will cooperate with the contesting or defending Party and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor underss.4 below).

      3.3. Transition. None of Controlling Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of TSC from maintaining the same business relationships with Buyer after the Closing as it maintained with TSC prior to the Closing. Each Controlling Shareholder will refer all customer inquiries relating to the businesses of TSC to Buyer from and after the Closing.

      3.4. Confidentiality. Each Controlling Shareholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or except as required by law, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his, her, or its possession. In the event that any Controlling Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Controlling Shareholder will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of thisss.3.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any Controlling Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Controlling Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Controlling Shareholder shall use his, her, or its Best Efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

      3.5. Covenant Not to Compete. For a period of three (3) years from and after the Closing Date, no Controlling Shareholder will engage directly or indirectly in any business that TSC conducts as of the Closing Date in any geographic area in which TSC conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. Nothwithstanding this provision, this Covenant Not to Compete shall not supersede any contrary Covenant Not to Compete time and scope provision contained in any Controlling Shareholder employment or consulting agreement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ss. 3.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

4.    Remedies for Breaches of this Agreement and the Exchange Agreement.

      4.1. Survival of Representations, Warranties and Covenants. All of the representations and warranties of TSC contained in Sections 3.1 through 3.26, inclusive, of the Exchange Agreement and in Sections
            6.0 and 7.0 of the Plan of Exchange shall survive the Closing and continue in full force and effect for a period of one year thereafter. All of the representations and warranties of Buyer and Controlling Shareholders in this Agreement, shall survive the Closing and continue in full force and effect for a period of one year thereafter.

      4.2.  Indemnification Provisions for Buyer's Benefit.

            4.2.1. In the event TSC breaches any of its representations, warranties, and covenants contained in the Exchange Agreement, and provided that Buyer makes a written claim for indemnification against any Controlling Shareholder pursuant toss.6.8 below within the survival period (if there is an applicable survival period pursuant toss.4.1 above), then each Controlling Shareholder shall be obligated jointly and severally to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that Controlling Shareholders shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of TSC contained in the Exchange Agreement (A) until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $25,000 aggregate threshold (at which point Controlling Shareholders will be obligated to indemnify Buyer from and against all such Adverse Consequences relating back to the first dollar) or thereafter
                  (B) to the extent the Adverse Consequences Buyer has suffered by reason of all such breaches exceeds a $230,000 aggregate ceiling (after which point Controlling Shareholders will have no obligation to indemnify Buyer from and against further such Adverse Consequences).

            4.2.2. In the event any Controlling Shareholder breaches any of his, her, or its representations, warranties, or covenants contained in this Agreement and, provided that Buyer makes a written claim for indemnification against such Controlling Shareholder pursuant toss.6.8 below within the survival period (if there is an applicable survival period pursuant toss.4.1 above), then such Controlling Shareholder shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that Controlling Shareholders shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of TSC or a Controlling Shareholder contained in the Exchange Agreement (A) until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $25,000 aggregate threshold (at which point Controlling Shareholders will be obligated to indemnify Buyer from and against all such Adverse Consequences relating back to the first dollar) or thereafter (B) to the extent the Adverse Consequences Buyer has suffered by reason of all such breaches exceeds a $230,000 aggregate ceiling (after which point Controlling Shareholders will have no obligation to indemnify Buyer from and against further such Adverse Consequences).

            4.2.3 The obligations of each Controlling Shareholder under this
                  ss.4 shall be joint and several.

      4.3 Indemnification Provisions for Controlling Shareholders' Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained in the Exchange Agreement or in this Agreement, and provided that any Controlling Shareholder makes a written claim for indemnification against Buyer pursuant to ss.6.8 below within the survival period (if there is an applicable survival period pursuant to ss.4.1 above), then Buyer shall indemnify each Controlling Shareholder from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that Buyer shall not have any obligation to indemnify any Controlling Shareholder from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Buyer contained in the Exchange Agreement (A) until such claiming Controlling Shareholder has suffered Adverse Consequences by reason of all such breaches in excess of a $25,000 aggregate threshold (at which point Buyer will be obligated to indemnify such Controlling Shareholder from and against all such Adverse Consequences relating back to the first dollar) or thereafter (B) to the extent the Adverse Consequences Controlling Shareholders have suffered by reason of all such breaches exceeds a $230,000 aggregate ceiling (after which point Buyer will have no obligation to indemnify any Controlling Shareholder from and against further such Adverse Consequences).

      4.4   Matters Involving Third Parties.

            4.4.1 If any third party shall notify any Party (the "Indemnified
                  Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.4, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            4.4.2 Any Indemnifying Party will have the right to defend the
                  Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent-setting custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            4.4.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with ss.4.4.2 above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            4.4.4 In the event any of the conditions inss.4.4.2 above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in thisss.4.

      4.5 Determination of Adverse Consequences. The Parties shall take into account the time cost of money in determining Adverse Consequences for purposes of thisss.4.

      4.6 Recoupment Against Escrow Agreement. Any indemnification to which Buyer is entitled under this ss.4 as a result of any Adverse Consequences it may suffer shall first be made from the utilization of any insurance benefit or proceeds and second as a payment to Buyer from the escrow account in accordance with the terms of the escrow agreement in substantially the form of Exhibit "4.6" hereto (the "Escrow Agreement").

      4.7 Other Indemnification Provisions. Not withstanding any other provisions, the foregoing indemnification provisions relating to the Controlling Shareholders shall be limited in time and scope as follows: Controlling Shareholders shall not have any personal obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of TSC contained in the Exchange Agreement or this Agreement (A) until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $25,000 aggregate threshold (at which point Controlling Shareholders will be obligated to indemnify Buyer from and against all such Adverse Consequences relating back to the first dollar) or thereafter (B) to the extent the Adverse Consequences Buyer has suffered by reason of all such breaches exceeds a $230,000 aggregate ceiling (after which point Controlling Shareholders will have no obligation to indemnify Buyer from and against further such Adverse Consequences); provided however, that any insurance benefits in effect shall first be utilized and the amount of funds deposited into the Escrow Account as contemplated in ss.4.6 shall be reduced dollar for dollar after any insurance benefits are exhausted; and Controlling Shareholders' obligations for indemnification under this Agreement shall be limited solely to amounts held in escrow. Controlling Shareholders shall have no further liability under this Agreement or otherwise and all Controlling Shareholder indemnification liability shall cease one year following the Closing Date.

      Exceptions to Controlling Shareholders' Liability for Indemnification. Notwithstanding any other provisions, the foregoing indemnification provisions relating to the Controlling Shareholders shall be subject to the following exceptions and limitations: Controlling Shareholders shall not have any personal obligation to indemnify Buyer from and against any Adverse Consequences regarding the following: any TSC customer contracts without an assignment clause or any issues related to any claims by ElmoTech Ltd. of Tel Aviv, Israel related to the ownership of the trademark "MEMS" or any derivative thereof.

5 Termination. This Agreement shall terminate (i) on the date the Exchange Agreement is terminated if the Exchange Agreement is terminated prior to the Closing in accordance with and pursuant to the terms thereof, or (ii) one (1) year from the date of Closing, provided that no claims for indemnification pursuant to Section 4 above are then outstanding in which case this Agreement shall continue until all such claims are fully settled.

6     Miscellaneous.

      6.4 Exclusivity. No Controlling Shareholder will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of TSC (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each Controlling Shareholder will notify Buyer immediately if he, she, or it becomes aware that any Person has made any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      6.5 Press Releases and Public Announcements. No Controlling Shareholder shall issue any press release or make any public announcement relating to the subject matter of the Exchange Agreement without the prior written approval of Buyer; provided, however, that any Controlling Shareholder may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable Best Efforts to advise the other Parties prior to making the disclosure).

      6.6 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      6.7 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      6.8 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Requisite Controlling Shareholders; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

      6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      6.10 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      6.11 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

            If to the Controlling Shareholders, at their respective addresses and facsimile numbers set forth at the Annex, with a copy to:
            Shumaker Williams, P.C.

            Attention: Anthony Foschi
            3425 Simpson Ferry Road
            Camp Hill, PA 17108-0088
            Facsimile No.: (717) 763-7419

            If to Buyer,
            iSecureTrac Corp.
            Attention: John Heida
            5022 So. 114th Street
            Omaha, NE 68137

            Facsimile No.: (402) 537-9847

            With a copy to:
            Erickson & Sederstrom, P.C.
            Attention: Virgil Johnson
            10330 Regency Parkway Drive

            Omaha, NE 68114
            Facsimile No.: (402) 390-7137

            Process Agent:
            Thomas P. Gacki, Esq.
            Eckert Seamans Cherin & Mellott, LLC
            213 Market Street
            Harrisburg, PA 17101
            Facsimile No: (717) 237-6019

            Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      6.12 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nebraska without giving effect to any choice or conflict of law provision or rule (whether of the State of Nebraska or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nebraska.

      6.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Requisite Controlling Shareholders. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

      6.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      6.15 Expenses. Each of the Parties will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (except as otherwise provided herein).

      6.16 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      6.17 Incorporation of Annex and Exhibits. The Annex and Exhibits hereto are incorporated herein by reference and made a part hereof.

      6.18 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of TSC is unique and recognize and affirm that in the event Controlling Shareholders breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties' obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

      6.19 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Omaha, Nebraska, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party appoints the Process Agent as his or its agent to receive on his or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in ss.6.8 above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in ss.6.8 above. Nothing in this ss.6.16, however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

BUYER:                                          CONTROLLING SHAREHOLDERS:

ISECURETRAC CORP.

                                               /s/ John A. Sciortino

By:   /s/  John M. Heida

                                               /s/  Donna M. Reynolds Sciortino

                                               /s/ Louis C. Fiocchi

                                               /s/ Francis A. Cerchiaro

                                                                           ANNEX

                                                                                 NO. OF TSC SHARES
                                                                     -----------------------------------------
                                                                      CLASS A         CLASS B         CLASS C
NAME AND ADDRESS OF SELLER      FACSIMILE NO.     COMMON STOCK       PREFERRED       PREFERRED       PREFERRED
--------------------------------------------------------------------------------------------------------------
John A. Sciortino
2374 Jessamy Court
Harrisburg, PA 17112

Donna M. Reynolds Sciortino
2374 Jessamy Court
Harrisburg, PA 17112

Louis C. Fiocchi
108 Ferry Lane
South Glastonbury, CT 06073

Francis A. Cerchiaro
145 York Road
Delran, NJ 08075

EXCEPTIONS TO SS.2:
-------------------

                                                                     EXHIBIT 4.6

                                ESCROW AGREEMENT

      THIS ESCROW AGREEMENT ("Escrow Agreement"), dated as of ____________, 2003 (the "Closing Date"), among iSecureTrac Corp., a Delaware corporation ("Buyer"), each of the undersigned persons (collectively, the "Controlling Shareholders"), and the law firm of Eckert Seamans Cherin & Mellott, LLC, 213 Market Street, Harrisburg, PA 17101 as escrow agent ("Escrow Agent"). Buyer and Controlling Shareholders are parties to that certain Agreement with Controlling Shareholders, dated August 12, 2003 (the "Indemnification Agreement") providing for the establishment of an escrow account.

      Capitalized terms used in this Escrow Agreement without definition shall have the respective meanings given to them in the Indemnification Agreement. The parties, intending to be legally bound, hereby agree as follows:

      1.0   DEFINITIONS

            1.1 "Collateral" shall mean stock certificates for the Buyer's Shares listed opposite each Controlling Shareholder's name on Exhibit "A" hereto.

      2.0   DEPOSIT

            2.1 Upon Closing, Buyer shall deposit Collateral with Escrow Agent.

            2.2 Escrow Agent, as a safekeeping (escrow) agent, agrees to accept Collateral from Buyer upon Closing and hold the same in safekeeping at its offices herein indicated pursuant to the terms and conditions of this Escrow Agreement.

            2.3 Escrow Agent shall have no obligation to inspect or pass on the adequacy, accuracy or legality of Collateral.

            2.4 Buyer hereby represents that Collateral is not subject to any lien or other encumbrance.

            2.5 Escrow Agent shall act as Process Agent for purposes of receiving notices and process as described in the Indemnification Agreement.

            2.6 Buyer shall pay Escrow Agent all fees for Escrow Agent's services hereunder as mutually determined to be appropriate between Buyer and Escrow Agent.

      3.0   CLAIMS

            3.1 At any time during the term of this Agreement, Buyer may give notice to Controlling Shareholders and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim it may have under the Indemnification Agreement ("Claim"). Buyer may assert more than one Claim with respect to the same facts.

            3.2 Controlling Shareholders may dispute any Claim by giving notice thereof to Buyer and Escrow Agent specifying in reasonable detail the reasons such Claim is disputed ("Claim Dispute") within thirty (30) calendar days following their receipt of notice of the Claim ("Counter Notice Period).

            3.3 If a Claim Dispute is not received by Escrow Agent or Buyer within the Counter Notice Period, then the dollar amount of damages claimed by Buyer as set forth in its Claim notice shall be deemed established.

            3.4 If a Claim Dispute is received by Escrow Agent or Buyer within the Counter Notice Period, then such claim shall be resolved as provided in Section 4.7 of the Indemnification Agreement in order to establish the dollar amount of damages, if any.

            3.5 Upon the establishment of the dollar amount of damages ("Damages"), and after applying any insurance benefits or proceeds, and provided that such damages do not exceed the value of the Collateral, Escrow Agent shall deduct Damages from the then-current market value of Collateral and exchange such Collateral with Buyer for new certificates of Buyer's Shares reflecting such a diminished value of Collateral on a pro-rata by Controlling Shareholder basis and such newly issued Buyer's Shares shall then be Collateral.

            3.6 In the event Damages, after application of any insurance benefits or proceeds, equal or exceed the value of Collateral, Escrow Agent shall release all remaining Collateral to Buyer and this Escrow Agreement shall be terminated as provided herein.

            3.7 Escrow Agent shall not be required to consider the merits of any Claim or determine whether a Claim complies with the requirements of the Indemnification Agreement.

      4.0   RELEASE OF DEPOSIT

            4.1 The term of this Escrow Agreement shall be one (1) calendar year from the date of Closing ("Escrow Term"). In the event a Claim is outstanding upon the expiration of the Escrow Term, the Escrow Term shall be extended until such Claim is fully settled as provided herein.

            4.2 Upon expiration of the Escrow Term, Escrow Agent shall pay and distribute the balance of the Collateral to the former Tracking Systems Corporation shareholders as provided on Annex A hereto.

      5.0   ESCROW AGENT'S RESPONSIBILITIES

            5.1 Buyer and each Controlling Shareholder agree to indemnify, defend and hold Escrow Agent harmless from any and all claims, actions, damages, arbitration fees and expenses, costs and other liabilities ("Liabilities") incurred by Escrow Agent related to this escrow arrangement unless such Liabilities were caused solely by the negligence or willful misconduct of Escrow Agent.

            5.2 Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

            5.3 Escrow Agent shall not be required to make and makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

            5.4 Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

            5.5 In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Collateral or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Collateral until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Collateral or (ii) a written agreement executed by the other parties hereto directing delivery of the Collateral, in which event Escrow Agent shall disburse the Collateral in accordance with such order or agreement.

      6.0   MISCELANEOUS

            6.1 All notices and other communications under this Escrow Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers as set forth at Schedule "A" to the Indemnification Agreement (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties).

            6.2 Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Escrow Agreement may be brought against any of the parties in the courts of the State of Nebraska, County of Douglas, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Nebraska, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

            6.3 This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

            6.4 The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

            6.5 The rights and remedies of the parties to this Escrow Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Escrow Agreement or the documents referred to in this Escrow Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Escrow Agreement or the documents referred to in this Escrow Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Escrow Agreement or the documents referred to in this Escrow Agreement.

            6.6 This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Escrow Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Escrow Agreement may not be amended except by a written agreement executed by the Buyer, the Controlling Shareholders and the Escrow Agent.

            6.7 This Escrow Agreement shall be governed by the laws of the State of Nebraska, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date first written above.

BUYER:                                               CONTROLLING SHAREHOLDERS:
ISECURETRAC CORP.


By: ________________________________            ________________________________

ESCROW AGENT:                                   ________________________________

By: ________________________________            ________________________________

                                                ________________________________

EXHIBIT 10.3

                                PLAN OF EXCHANGE

      THIS PLAN OF EXCHANGE is made and entered into as of August ___, 2003 (this "Plan of Exchange") by and between iSecureTrac Corp., a Delaware corporation (the "Buyer"), and Tracking Systems Corporation, a Pennsylvania corporation (the "Company"). Buyer and the Company are collectively referred to as the "Parties."

            WHEREAS, the Parties hereto desire to enter into a plan of exchange pursuant to which the Buyer shall acquire all of the issued and outstanding capital stock of the Company (the "Exchange").

            WHEREAS, the Board of Directors of the Company has adopted resolutions approving this Plan of Exchange in accordance with the Pennsylvania Business Corporation Law of 1988 and directing that it be submitted to the shareholders of the Company for approval.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

      1.0 THE EXCHANGE

            1.1 Conversion. At the Effective Time of the Exchange (as such term is hereinafter defined), in accordance with the provisions of applicable law and the terms of this Plan of Exchange, each share of capital stock of the Company issued and outstanding immediately prior thereto shall automatically be converted into and shall be exchanged for that number of shares of Buyer's common stock, par value $0.001 per share (the "Buyer's Shares"), as listed, by Company stockholder, on the schedule attached hereto as Exhibit "A".

            1.2 Buyer's Share Value. The total number of Buyer's Shares shall be based on $2,300,000 worth of Buyer's common stock at a per share price of $0.52 ("Share Value"), or 4,423,077 shares. In the event the average closing price of Buyer's common stock for the twenty trading days preceding the Effective Time of Exchange ("Average Closing Price") exceeds $0.62 or becomes less than $0.42, the parties shall determine a new Share Value based on such Average Closing Price. Provided that the Share Value remains at $0.52 accordingly, each share of the Company's common stock, after conversion of all preferred stock at the conversion ratios described on Exhibit "A", shall convert to 5.8645865 Buyer's Shares (the "Exchange Ratio").

            1.3 No Other Stock Issued. Buyer hereby represents and warrants that the Buyer's Shares listed on Exhibit "A" hereto are the only shares of Buyer's stock it will issue in exchange for the capital stock of the Company and Buyer shall not issue further stock or any options, warrants, subscriptions or any other rights to its stock in exchange for any shares of the capital stock of the Company.

            1.4 Effective Time of the Exchange. The Exchange shall not become effective until, subject to the terms and conditions of this Plan of Exchange, 5:00 o'clock p.m. Eastern Daylight Savings Time on the day on which the following actions shall have in all respects been completed:

                  1. This Plan of Exchange shall have been approved by the
            respective board of directors of each of the Parties in accordance with the requirements of the laws of the states under which each Party is organized;

                  2. This Plan of Exchange shall have been approved by the
            requisite holders of each class of the Company's capital stock in accordance with the Company's bylaws and the Pennsylvania Business Corporation Law;

                  3. Holders of more than 5% of the outstanding shares of the
            Company's capital stock (on an as-if-converted basis) shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under Pennsylvania law with respect to their shares by virtue of the Exchange;

                  4. Articles of Exchange (which shall be satisfactory in form to counsel for the Parties) shall have been executed and filed with the Department of State of the Commonwealth of Pennsylvania.

      The date and time when the Exchange shall become effective as aforesaid is herein referred to as "Effective Time of the Exchange."

            1.5 Shareholders Release. It shall be a condition of each shareholder of record of the Company who elects to exchange his or her Tracking Systems Corporation share certificates for shares of Buyer pursuant to this Plan of Exchange, that each shareholder execute a General Release (in the form attached hereto as Annex A) whereby such shareholder will relinquish all claims against the Company and the Controlling Shareholders.

      2.0   DIRECTORS AND OFFICERS

            The directors and officers of the Company from and after the Effective Time of the Exchange shall be as set forth below, and each shall hold his or her respective office or offices from and after the Effective Time of the Exchange until his or her successor shall have been elected and qualified or as otherwise provided in the bylaws of the Company.

         Directors:        John Sciortino
                           Donna Reynolds Sciortino
                           Michael May
                           James Stark
                           John Heida

         Officers:         John Sciortino            President
                           James Stark               Treasurer
                           John Heida                Secretary

      3.0 CONVERSION METHOD

            3.1 At the Exchange. At the Effective Time of the Exchange:

                  a. All shares of capital stock of the Company (except Dissenting Shares, as defined below) that shall be issued and outstanding immediately prior to the Effective Time of the Exchange shall, by virtue of the Exchange, be converted and exchanged for the right of the shareholders of the Company to receive Buyer's Shares in accordance with Exhibit "A" hereto.

                  b. Any shares of capital stock of the Company held in the treasury of the Company prior to the Effective Time of the Exchange shall be canceled.

                  c. The Buyer shall automatically become the holder of all shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time of the Exchange.

                  d. All options, warrants, rights, subscriptions and similar agreements to purchase shares of the Company's capital stock (or securities convertible into or exchangeable for shares of the Company's capital stock) shall be canceled and extinguished.

            3.2 Rights. From and after the Effective Time of the Exchange, the holders of certificates representing shares of capital stock of the Company shall cease to have any rights with respect to such certificates except as provided in this Plan of Exchange.

            3.3 Fractions. No fraction of a share of Buyer's Shares will be issued, but in lieu thereof, each holder of shares of the Company's capital stock who would otherwise be entitled to a fraction of a share of Buyer's Shares (after aggregating all fractional shares of Buyer's Shares to be received by such holder) shall be entitled to receive from Buyer a rounded-up whole share.

      4.0   DISSENTING SHARES

            4.1 No Conversion. Notwithstanding any provision of this Plan of Exchange to the contrary, any shares of Company capital stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Pennsylvania law and who, as of the Effective Time of the Exchange, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive Buyer Shares pursuant to Paragraph D, but the holder thereof shall only be entitled to such rights as are granted by Pennsylvania law.

            4.2 Automatic Conversion. Notwithstanding the provisions of the above, if any holder of shares of Company capital stock who demands appraisal of such shares under Pennsylvania law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time of the Exchange and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Buyer Shares upon surrender of the certificate representing such shares.

            4.3 Notice to Buyer. Company shall give Buyer (i) prompt notice of any written demands for appraisal of any shares of Company capital stock, withdrawals of such demands, and any other instruments served pursuant to Pennsylvania law and received by Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Pennsylvania law. Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal of capital stock of Company or offer to settle or settle any such demands.

      5.0   CERTIFICATE EXCHANGE

            5.1 Buyer's Shares Certificates. As soon as practicable after the Effective Time of the Exchange and after the surrender to Buyer, at the principal place of business of Buyer, or such other place as Buyer may designate, of all certificates that immediately prior to the Effective Time of the Exchange represented issued and outstanding shares of the capital stock of the Company (the "Closing"), Buyer shall issue to the person or entity in whose name such certificates shall have been registered the appropriate number of Buyer's Shares.

            5.2 Lost Company Certificates.If any certificate representing shares of the Company's capital stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be so lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond or other collateral security in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such certificate, Buyer will deliver in exchange for such lost, stolen or destroyed certificate the applicable number of Buyer's Shares with respect to the shares formerly represented thereby.

      6.0   SECURITIES MATTERS

            6.1 Company Shareholder Acknowledgements. The Company hereby represents and warrants that it has obtained the following acknowledgements from each of its shareholders who is surrendering and exchanging certificates representing shares of the Company's capital stock pursuant to this Plan of Exchange and that each holder of such shares (an "Exchanging Shareholder") acknowledges and confirms that:

                  a. Such Exchanging Shareholder has been advised that the
            Buyer's Shares have not been registered under the Securities Act of 1933, as amended, or any state securities act in reliance on exemptions therefrom.

                  b. Such Exchanging Shareholder is:

                        (i) An accredited investor within the meaning of Rule 501(a) under the Securities Act; or,

                        (ii)If such Exchanging Shareholder is not an accredited investor, either alone or with such Exchanging Shareholder's purchaser representative(s) has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the prospective investment in the Buyer's Shares.

                  c. If such Exchanging Shareholder is a natural person, such
            Exchanging Shareholder resides in the state or province identified in the Company's books and records.

                  d. If such Exchanging Shareholder is other than a natural
            person:

                        (i) Such Exchanging Shareholder has not been formed, reformed or recapitalized for the specific purpose of acquiring the Buyer's Shares;

                        (ii)The principal executive office or offices of such Exchanging Shareholder in which its investment decision was made is located at the address or addresses of such Exchanging Shareholder set forth in the Company's books and records; and,

                        (iii) Such Exchanging Shareholder has been duly formed and is validly existing in good standing under the laws of the jurisdiction of its formation, with full power and authority to enter into the transactions contemplated in this Plan of Exchange.

            6.2 Legend on Stock Certificates. The certificate or certificates representing the Buyer's Shares to be received by the Exchanging Shareholder will be inscribed with substantially the following legend:

                        "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THEY MAY NOT BE SOLD, OFFERED FOR SALE, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT THEN IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULES 144 AND 145 OF SUCH ACT."

      7.0   FURTHER COMPANY REPRESENTATIONS AND WARRANTIES

            7.1 Information Provided Company Shareholders. The Company has caused each Exchanging Shareholder to be provided with each of the following documents filed by Buyer with the Securities and Exchange Commission ("Buyer's SEC Filings"):

            a. Buyer's annual report under Form 10-KSB for the period ending December 31, 2002;

            b. Buyer's quarterly report under Form 10-QSB for the period ending March 31, 2003;

            c. Buyer's definitive proxy statement under Schedule 14A with respect to the annual meeting of Buyer's stockholders held on May 30, 2003.

d.                Buyer's offering memorandum, dated August 11, 2003.

            7.2 No Representations by Buyer. The Company acknowledges that no representation has been made to the Exchanging Shareholder by representatives of the Buyer regarding its business, assets or prospects other than that set forth in such filings or this Plan of Exchange.

            7.3 Additional Representations. The Company hereby also represents and warrants that:

            a. Each Exchanging Shareholder is and will be at the Effective Time of the Exchange the record and beneficial owner and holder of the Buyer's Shares free and clear of all encumbrances.

            b. No consents are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Plan of Exchange by such Exchanging Shareholder and its acquisition of the Buyer's Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the consummation of the Exchange, as will be filed in a timely manner.

            c. Each such Exchanging Shareholder is not, and will not by virtue of performing the transactions contemplated hereunder be, in conflict with or in violation or default of any term of its charter documents (if applicable), or of any provision of any material mortgage, indenture, contract, agreement, instrument, contract judgment or decree to which it is party or by which it is bound, and is not, and will not by virtue of performing the transactions contemplated hereunder be, in violation of any order addressed specifically to such Exchanging Shareholder, nor, to the best of such Exchanging Shareholder's knowledge, any material order, statute, rule or regulation applicable to such Exchanging Shareholder other than any violations that would not, considered individually or in the aggregate, have a material adverse effect on such Exchanging Shareholder's ability to perform its obligations under this Plan of Exchange.

      8.0   THE COMPANY'S STOCK REGISTER

            The stock transfer books of the Company shall be closed as of the Effective Time of the Exchange and thereafter no transfer of shares of the Company's capital stock will be made.

      9.0   REGISTRATION RIGHTS.

            8.1 Application for Registration. The Buyer shall prepare, and, as soon as practicable, but in no event later than the date which is 30 days after the Effective Time of the Exchange, file with the Securities and Exchange Commission (the "SEC") a Registration Statement or Registration Statements (as necessary) on Form S-4, or other appropriate form, covering the resale of all of the Buyer's Shares delivered to the Exchanging Shareholders (the "Registrable Securities").

            8.2 Exchanging Shareholder Cooperation.The Company shall use its best efforts to elicit the cooperation of each Exchanging Shareholder in providing the Buyer with information necessary to complete the Registration Statement in a timely manner.

         IN WITNESS WHEREOF, each of the Parties has caused this Plan of Exchange to be executed as of the date first written above.

ISECURETRAC CORP.                             TRACKING SYSTEMS CORPORATION

By:  /s/  John M. Heida                       By:  /s/  John A. Sciortino
     ------------------                            ----------------------

                                                                         ANNEX A

                                 GENERAL RELEASE

         In consideration of the terms and conditions of the Plan of Exchange by and between iSecureTrac Corp. and Tracking Systems Corporation dated as of August __, 2003, I, a shareholder of Tracking Systems Corporation owning __________ shares, hereby fully and forever release and discharge each of Tracking Systems Corporation and the Controlling Shareholders, and each of their directors, officers, employees, spouses, shareholders, members, partners, attorneys, accountants, agents, successors, assigns, heirs, legatees and representatives (the "Released Parties"), and each of them, of and from all manner of actions, causes of action, claims, demands, costs, damages, liabilities, losses, obligations, expenses and compensation of any nature whatsoever in law or in equity, known and unknown, including, but not limited to, those asserted or which could have been asserted against each other with respect to all claims, disputes and differences between them, including, but not limited to, those asserted or which could have been asserted in connection with the Tracking Systems Corporation shares or otherwise (the "Released Claims").

         This General Release is and shall be, a release of all claims, whether known or unknown. I acknowledge that I may hereafter discover facts in addition to or different from those which I now believe to be true with respect to the subject matter of the disputes and other matters herein released, but agree that the releases herein given shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts, of which I expressly assume the risk.

         It is understood and agreed that this General Release constitutes a compromise of disputed claims, and that neither this General Release nor any consideration given hereunder, concurrently herewith, or pursuant hereto, is to be advocated or construed as an admission of any liability on the part of any party hereto.

         I hereto acknowledge and represent that I: (i) have fully and carefully read this General Release prior to its execution, (ii) have been, or have had the opportunity to be, fully appraised by my attorney of the legal effect and meaning of this document and all the terms and conditions hereof, (iii) have had the opportunity to make whatever investigation or inquiry deemed necessary or appropriate in connection with the subject matter of this General Release, (iv) have been afforded the opportunity to negotiate as to any and all terms hereof, and (v) am executing this General Release as a free and voluntary act.

Date
     ----------------------                          ---------------------------
                                                     Signature

                                                     ---------------------------
                                                     Signature

                                                     ---------------------------
                                                     Print Name(s)

                                                     ---------------------------
                                                     Print Name(s)

EXHIBIT 99.1


[GRAPHIC OMITTED]


                             FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------
                ISECURETRAC ACQUIRES TRACKING SYSTEMS CORPORATION

ACQUISITION LAUNCHES ISECURETRAC ON ACCELERATED GROWTH STRATEGY

         OMAHA, Neb.- August 13, 2003-iSECUREtrac(TM) Corp. (OTCBB: ISRE), an industry leader in the development of global positioning systems (GPS) for tracking and monitoring, announced today that it has entered into a share exchange agreement with Tracking Systems Corporation, based in Harrisburg, Pennsylvania, to acquire all of the outstanding shares of the company. Under the terms of the agreement, iSECUREtrac Corp. will pay $2.3 million in stock and assume the outstanding debt to acquire Tracking Systems. The transaction has been approved by the Board of Directors for both companies and is subject to approval of the shareholders of Tracking Systems Corporation.

         "With the acquisition of Tracking Systems Corporation, we are taking an important strategic step in executing our growth plans. Along with over 200 customers and $3.5 million of annual revenue, we are adding the rights to the MEMS breath alcohol monitoring, as well as a state-of the-art 24/7 customer support capability. We now have a significant competitive footprint to rapidly expand our sales efforts in our core business of criminal justice GPS tracking solutions," said Jim Stark, President of iSECUREtrac.

         "I am very excited by the opportunities created in joining with iSECUREtrac. My team and I have spent the past twelve years building a quality company and reputation with our customers across the United States," said John
A. Sciortino, Chief Executive Officer of Tracking Systems Corporation. "I believe the future of offender monitoring is GPS tracking, and iSECUREtrac has the best product offering in the criminal justice industry today. We have been working closely with iSECUREtrac as a distributor, and our respective management teams feel strongly that putting the two companies together significantly strengthens our position in the market for offender tracking and monitoring," Sciortino added.

         "We are very pleased to see the Tracking Systems Corporation team make the commitment to help iSECUREtrac meet its objective of being the leader in offender tracking and monitoring," added Michael May, Chairman of iSECUREtrac. "We believe we offer a greatly needed solution to the crisis in the corrections industry. The combination of record budget deficits at the state and local levels, overcrowded prison and jail facilities, rising costs of incarceration, and increasing numbers of offenders under supervision translates into a critical need for alternatives such as tracNET24 GPS monitoring. We view this as a key acquisition; we are gaining many years of solid experience, customers, and revenue."

         Tracking Systems Corporation will become a wholly owned subsidiary of iSECUREtrac Corp. and will continue to provide a full line of electronic monitoring services to the probation and parole agencies across the United States.

                                   ---MORE---

ABOUT TRACKING SYSTEMS CORPORATION

Tracking Systems Corporation ("TSC") was incorporated in 1991 as a Pennsylvania corporation. Since its inception, the company has dedicated itself to providing the highest quality monitoring services to be found anywhere in the industry. Founded as a regional provider of monitoring services, TSC has now expanded its geographic base to include programs throughout the United States, as well as internationally. More information on Tracking Systems Corporation can be found on the company's Web site at www.trackingsystemscorp.com.


ABOUT ISECURETRAC

iSECUREtrac Corp. is an information services and technology company providing advanced solutions for the mobile tracking of individuals. iSECUREtrac's products are designed to improve security, enhance overall management information, and provide faster analysis and response for targeted government and commercial applications. Further information on iSECUREtrac Corp. can be found on the company's Web site at www.isecuretrac.com.

SAFE HARBOR

This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties which include but are not limited to finalization of the Tracking Systems Corporation acquisition described in this release and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

                          INVESTOR INFORMATION CONTACT:

American Financial Communications          Salzwedel Financial Communications
Terry McGovern/Richard Carpenter           Jeff Salzwedel/Phil Agrue
tlmcg2@aol.com                             (503) 638-7777
(510) 597-4200

CORPORATE COMMUNICATIONS:

James Stark, iSECUREtrac
jstark@isecuretrac.com
(402) 537-0022